Exhibit 10.2

AMENDMENT NO. 5 TO AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT
AMENDMENT NO. 5 TO AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT dated as of October 24, 2014 (this “Amendment”) to the Amended and Restated Multicurrency Credit Agreement dated as of August 11, 2011 (as heretofore amended by Amendment No. 1 to Amended and Restated Multicurrency Credit Agreement, dated October 16, 2012, among the Company, the Administrative Agent, JP Morgan and the Required Lenders party thereto (“Amendment No. 1”), Amendment No. 2 to Amended and Restated Multicurrency Credit Agreement, dated February 8, 2013, among the Company, the Administrative Agent, JP Morgan and the Required Lenders party thereto (“Amendment No. 2”), Amendment No. 3 to Amended and Restated Multicurrency Credit Agreement, dated June 30, 2014, among the Company, the Administrative Agent, JP Morgan and the Required Lenders party thereto (“Amendment No. 3”), Amendment No. 4 to Amended and Restated Multicurrency Credit Agreement, dated September 9, 2014, among the Company, the Administrative Agent, JP Morgan and the Required Lenders party thereto (“Amendment No. 4”; and together with Amendment No. 1, Amendment No. 2 and Amendment No. 3, the “Prior Amendments”), the “Credit Agreement”) among CLIFFS NATURAL RESOURCES INC. (the “Company”), certain Foreign Subsidiaries of the Company from time to time party thereto, various Lenders from time to time party thereto and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as Syndication Agent and L/C Issuer (“JP Morgan”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., PNC CAPITAL MARKETS INC. and U.S. BANK NATIONAL ASSOCIATION, as Joint Lead Arrangers and Joint Book Managers, and FIFTH THIRD BANK and CITIZENS BANK, N.A., as Co-Documentation Agents.
W I T N E S S E T H :
WHEREAS, the parties hereto desire to amend the Credit Agreement as set forth below;
NOW, THEREFORE, the parties hereto agree as follows:
Section 1.Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Loan Documents shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.
Section 2.Amendments.
(a)Section 1.01 of the Credit Agreement is amended by adding the following defined terms thereto in the appropriate alphabetical position:
“Applicable Adjusted Total Commitments” is defined in Section 2.01(a) hereof.
“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
“CNTA Covered Indebtedness” means (a) debt secured by Principal Property or Principal Subsidiary Interests and (b) Attributable Debt relating to any sale and leaseback transaction of any Principal Property to the extent restricted by the lien covenants in the Notes Documents.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Disregarded Domestic Subsidiary” means (i) any Domestic Subsidiary that is a disregarded entity for United States Federal Income tax purposes substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries and (ii) Cleveland-Cliffs International Holding Company so long as it conducts no business and substantially all of its assets consist of Equity Interests in one or more Foreign Subsidiaries.
“Equity Interest” means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement (as defined in the UCC) in respect of any Equity Interest described in this definition.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Fifth Amendment Effective Date” means the date that the conditions precedent to the effectiveness of Amendment No. 5, dated as of October 24, 2014, to this Agreement have been satisfied or waived.
“Flood Hazard Property” means improved real property with buildings or other improvements located within such special flood hazard area pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004, and any regulations promulgated thereunder, as now or hereafter in effect or any successor statute or regulations thereto.
“Intellectual Property” has the meaning assigned to such term in the Security Agreement.
“Junior Debt Prepayments” is defined in Section 6.16(a) hereof.
“Liquidity” means, at any time, the sum of (x) the aggregate amount of unrestricted (other than Liens under the Loan Documents) cash and Cash Equivalents of the Loan Parties at such time plus (y) the aggregate amount of the unused Total Commitments (or, if less, the unused Applicable Adjusted Total Commitments).
“Material Real Property” means any Real Property owned or leased by any Loan Party; provided that such Material Real Property may exclude (i) any individual parcel with a fair market value (as reasonably determined by the Company and reasonably acceptable to the Administrative Agent) not to exceed $25,000,000; provided that such parcel is not necessary to operate the relevant complex or facility associated with such parcel (as reasonably determined by the Company and reasonably acceptable to the Administrative Agent), (ii) any Real Property or interest therein used or held in connection with a mine owned by a joint venture of which a Loan Party is a party, to the extent that the joint venture agreement or other relevant agreement with the relevant joint venture partner prohibits (or requires the consent of a party other than the Company or any of its Subsidiaries with respect to) the creation of a security interest therein and (iii) any leasehold interest in the office headquarters of the Company located at 200 Public Square, Cleveland, Ohio 44114. In addition, the Administrative Agent may agree, in its sole discretion, to exclude from this definition of “Material Real Property” any Building (as defined in the applicable Flood Insurance Laws) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Laws). In such event, notwithstanding any provision in this Agreement, any Mortgage, or any other Collateral Document to the contrary, such Building or Manufactured (Mobile) Home shall not be included in this definition of “Material Real Property” and such Building or Manufactured (Mobile) Home shall not be encumbered by any Mortgage.
“Mortgage” means a mortgage or deed of trust, deed to secure debt, trust deed or other security document entered into by the owner or lessee, as the case may be, of a Material Real Property in favor of the Administrative Agent for the benefit of the Secured Parties creating a Lien on such Material Real Property, substantially in such form as may be reasonably agreed between the Company and the Administrative Agent.
“National Flood Insurance Program” shall mean the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor statute thereto, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a U.S. federal insurance program.
“Perfection Certificate” has the meaning assigned to such term in the Security Agreement.
“Permitted Securitization Financing Payoff” means the termination of, and repayment in full of all obligations owed under, the Permitted Securitization Financing and delivery to the Administrative Agent of a payoff letter reasonably satisfactory to the Administrative Agent and copies of UCC-3 termination financing statements in form appropriate for filing with respect to such termination.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Property” means, collectively, all right, title and interest in and to any and all the parcels of or interests in real property owned or leased by a person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.
“Scotia Existing Letters of Credit” means those letters of credit existing as of the Fifth Amendment Effective Date issued by The Bank of Nova Scotia, New York Agency for the benefit of the Company and its Subsidiaries and as set forth on Schedule 2.02.
“Secured Obligations” means the Obligations, the Hedging Liability and the Funds Transfer and Deposit Account Liability, provided, that Secured Obligations shall not include, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor.
“Senior Secured Debt” means that portion of Total Funded Debt that is (a) outstanding under this Agreement or the Loan Documents or (b) secured by a Lien on any property or assets of the Company or any of its Restricted Subsidiaries.
“Senior Secured Leverage Ratio” means, at any time the same is to be determined, the ratio of (a) Senior Secured Debt to (b) EBITDA of the Company and its Restricted Subsidiaries for the four fiscal quarters of the Company most recently ended.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.
“Specified JV Holdco” means (i) in the case of the Tilden Mining joint venture, Cliffs TIOP Holding, LLC, (ii) in the case of the Empire Iron Mining joint venture, Cliffs Empire Holding, LLC and (iii) in the case of the Hibbing Taconite joint venture, each of Cliffs Pickands Holding, LLC, Cliffs Mining Holding, LLC and Cliffs Mining Holding Sub Company.
“Step 1 Collateral Completion Date” means the date on which all of the requirements of Section 6.20(a) are completed or waived.
“Step 2 Collateral Completion Date” means the date on which all of the requirements of Section 6.20(b) are completed or waived.
“Swap Counterparty” means, with respect to any swap with a Lender, any person or entity that is or becomes a party to such swap.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act between any Lender and one or more Swap Counterparties.
“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(b)The following definitions are amended as follows:
(i)The definition of “Applicable Margin” is hereby amended as follows:
(A)    the grid in the definition thereof is hereby amended in its entirety as follows:

Level	Leverage Ratio For Such Pricing Date	Applicable Margin For Base Rate Loans And L/C Borrowings Shall Be:	Applicable Margin For Eurocurrency Loans And Letter Of Credit Fee Shall Be:	Applicable Margin For Commitment Fee Shall Be:
I	Less than 1.00 to 1.00	0.25%	1.00%	0.125%
II	Less than 1.50 to 1.00, but greater than or equal to 1.00 to 1.00	0.25%	1.25%	0.15%
III	Less than 2.00 to 1.00, but greater than or equal to 1.50 to 1.00	0.50%	1.50%	0.175%
IV	Less than 2.75 to 1.00, but greater than or equal to 2.00 to 1.00	0.75%	1.75%	0.20%
V	Less than 3.25 to 1.00, but greater than or equal to 2.75 to 1.00	1.00%	2.00%	0.25%
VI	Less than 3.50 to 1.00, but greater than or equal to 3.25 to 1.00	1.25%	2.25%	0.30%
VII	Less than 4.25 to 1.00, but greater than or equal to 3.50 to 1.00	1.50%	2.50%	0.35%
VIII	Greater than or equal to 4.25 to 1.00	1.75%	2.75%	0.40%

(B)    The sentence immediately following the grid in the definition thereof is amended to read: “Notwithstanding the foregoing, Level VII shall apply from the Fifth Amendment Effective Date until the date on which the officer’s certificate referenced in Section 6.01(c) is delivered with respect to the quarter ending September 30, 2014.
(ii)    The definition of “Balance Sheet Leverage Ratio” is hereby deleted.
(iii)    The definition of “CNTA Basket” is amended as follows:
“CNTA Basket” means the basket under the covenants restricting liens in the Notes Documents (as in effect on the date hereof) for CNTA Covered Indebtedness, in an aggregate amount for all CNTA Covered Indebtedness not to exceed the CNTA Limit.
(iv)    The definition of “CNTA Limit” is amended as follows:
“CNTA Limit” means, as of any time of incurring any CNTA Covered Indebtedness, 15% of Consolidated Net Tangible Assets at such time, it being understood and agreed that in no event shall any Bonds (or any other notes issued pursuant to a similar indenture or supplemental indenture or any other unsecured Indebtedness of the Company or any Subsidiary incurred under Section 6.12(k)) issued on or after the Fourth Amendment Effective Date, provide for the determination of a basket on secured Indebtedness (however calculated) more restrictive than that provided in the Bonds as of the Fourth Amendment Effective Date.
(v)    The definition of “Collateral Documents” is amended by inserting the phrase “, the Mortgages” immediately after the phrase “the Security Agreement” where it appears therein.

(vi)    The definition of “Funds Transfer and Deposit Account Liability” is amended as follows:
“Funds Transfer and Deposit Account Liability” means the liability of the Company or any of its Subsidiaries owing to any Person arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Company and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services, including, without limitation, treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, merchant processing services and other cash management arrangements, in each case afforded to the Company or any such Subsidiary by any such Person that, at the time it enters into such arrangement, is a Lender or an Affiliate of a Lender.
(vii)    The definition of “Hedging Liability” is amended as follows:
“Hedging Liability” means the liability of the Company or any Subsidiary to any Person in respect of (i) any Hedge Agreement existing as of the Fifth Amendment Effective Date between the Company or such Subsidiary, as the case may be, and any such Person that is a Lender or an Affiliate of a Lender on the Fifth Amendment Effective Date and (ii) any Hedge Agreement as the Company or such Subsidiary, as the case may be, may from time to time after the Fifth Amendment Effective Date, enter into with any such Person that, at the time it enters into such Hedge Agreement, is a Lender or an Affiliate of a Lender.
(i)    The first sentence of the definition of “L/C Issuer” is amended as follows:
“L/C Issuer” means Bank of America, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, New York Agency and any other Lender that may agree to issue Letters of Credit hereunder pursuant to an instrument in form satisfactory to the Company, such Lender and the Administrative Agent, in each case in its capacity as issuer of a Letter of Credit hereunder.
(ii)    The definition of “LIBOR” is amended to add the following proviso at the end of each of the sentences of such definition: “; provided that if such rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement”.
(iii)    The definition of “Loan Party” is amended to read as follows:
“Loan Party” means the Company and each Guarantor.
(iv)    The definition of “Material Subsidiary” is amended to read as follows:
“Material Subsidiary” shall mean and include (i) each Wholly-Owned Subsidiary that is a Domestic Subsidiary, except any Wholly-Owned Subsidiary that is a Domestic Subsidiary and does not have (together with its Subsidiaries) (a) at the time of determination thereof, consolidated total assets that constitute more than 5% (or 10% if the date of determination is prior to January 1, 2012) of the consolidated total assets of the Company and its Subsidiaries at such time and (b) consolidated gross revenues for any fiscal year of the Company ending on or after January 1, 2012, that constitute more than 5% (or 10% for a fiscal year ending on December 31, 2010 or December 31, 2011) of the consolidated gross revenues of the Company and its Subsidiaries during such fiscal year, (ii) each Subsidiary that was an originator under the Permitted Securitization Financing and (iii) each Domestic Subsidiary that the Company has designated to the Administrative Agent in writing as a Material Subsidiary. As of the Fifth

Amendment Effective Date, the Material Subsidiaries are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Cliffs North American Coal LLC, CLF PinnOak LLC, Silver Bay Power Company, Cliffs Empire, Inc., Cliffs TIOP, Inc., Cleveland-Cliffs International Holding Company, Cliffs Logan County Coal, LLC, Cliffs West Virginia Coal Inc, Oak Grove Resources LLC, Pinnacle Mining Company, LLC, Southern Eagle Land, LLC, Toney’s Fork Land, LLC and United Taconite LLC.
(v)    The definition of “Permitted Transaction Condition” is amended as follows:
“Permitted Transaction Condition” means, with respect to (i) an Investment made pursuant to clauses (o) or (q) of the definition of “Restricted Investment” or (ii) a Permitted Acquisition, and, in each case, after giving effect to such Investment or Permitted Acquisition, the Company shall be in pro forma compliance with the financial covenants set forth in Section 6.18 (provided that for purposes of this definition, the levels set forth in Section 6.18 shall be deemed to be 0.5x tighter than the specified levels).

(vi)    The definition of “Restricted Investment” is amended as follows:
(A)    Clause (d) is amended as follows:
“(d) Permitted Acquisitions so long as the Permitted Transaction Condition is satisfied; provided that from and after the Fifth Amendment Effective Date, (i) the aggregate amount of consideration (excluding common equity interests of the Company) paid in respect of such Permitted Acquisition, together with the aggregate amount of Investments made in reliance on (x) clause (o) of the definition of “Restricted Investments” and (y) clause (q) of the definition of “Restricted Investments” (excluding, in the case of clauses (x) and (y), the amount of such Investments made using common equity of the Company), shall not exceed U.S. $200,000,000 on and after the Fifth Amendment Effective Date, (ii) the assets being acquired in such Acquisition are located in, and the Person whose Equity Interests are being acquired in such Acquisition is organized in, the United States, any State thereof or the District of Columbia and (iii) in the case of any Acquisition with consideration in excess of U.S. $100,000,000, the Company shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to any such Acquisition a certificate confirming pro forma compliance with the Permitted Transaction Condition”.

(B)    Clause (k) is amended as follows:
“(k) (i) Investments by any Loan Party in or to any other Loan Party, (ii) Investments by any Loan Party in or to any Wholly-Owned Subsidiary that is not a Guarantor, provided that (A) the sum of Investments made from and after the Fifth Amendment Effective Date under this clause (ii) shall not exceed an aggregate amount equal to $150,000,000 at any time outstanding and (B) no Investment under this clause (ii) that is in the form of intercompany loans shall be evidenced by a promissory note unless such promissory note is pledged to the Administrative Agent in accordance with the terms of the Security Agreement, (iii) Investments by any Subsidiary that is not a Guarantor in or to any Loan Party, provided that any such Investment under this clause (iii) that is in the form of intercompany loans shall be unsecured and subordinated to the Obligations pursuant to the terms of the Intercompany Note (as defined in the Security Agreement) or other document having subordination terms substantially similar to the terms contained in the Intercompany Note or other document having subordination terms substantially similar to the terms contained in the Intercompany Note or otherwise reasonably satisfactory to the Administrative Agent and (iv) Investments between Subsidiaries that are not Guarantors, provided that if the Subsidiary making the Investment under this clause (iv) is a Wholly-Owned Subsidiary, the recipient of such Investment shall also be a Wholly-Owned Subsidiary”.

(C)    Clause (m) is amended as follows:
“(m) Investments in Joint Ventures in the United States existing as of the Fifth Amendment Effective Date and set forth on Schedule 6.15(B) for the purpose of financing such entities’ (i) operating expenses incurred in the ordinary course of business, (ii) reasonable Capital Expenditures and (iii) other reasonable obligations that are accounted for by the Company and its Restricted Subsidiaries as increases in equity in such Joint Ventures”.

(D)    Clause (n) is amended as follows:
“(n) Investments in The Bloom Lake Iron Ore Mine Limited Partnership and Wabush Mines joint ventures so long as the Permitted Transaction Condition is satisfied”.

(E)    Clause (o) is amended as follows:
“(o) so long as the Permitted Transaction Condition is satisfied, Investments of the Company and its Restricted Subsidiaries to make acquisitions of additional mining interests located in the United States or for other strategic or commercial purposes in the United States; provided that from and after the Fifth Amendment Effective Date, (i) after giving effect to any such Investment, no Default or Event of Default shall exist, (ii) the aggregate amount of consideration (excluding common equity interests of the Company) paid in respect of such Investments, together with (x) the aggregate amount of consideration paid in connection with an Acquisition made in reliance on clause (d) of the definition of “Restricted Investments” and (y) the aggregate amount of Investments made in reliance on clause (q) of the definition of “Restricted Investments” (excluding, in the case of clauses (x) and (y), the amount of such Acquisitions and Investments made using common equity of the Company), shall not exceed U.S. $200,000,000 from and after the Fifth Amendment Effective Date, and (iii) in the case of any such Investment in excess of U.S. $100,000,000, the Company shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to such Investment, a certificate confirming pro forma compliance with the Permitted Transaction Condition”.

(F)    Clause (p) is amended as follows:
“(p) [reserved]”.

(G)    Clause (q) is amended as follows:
“(q) Investments, not otherwise permitted under clauses (a) - (p), of the Company and its Restricted Subsidiaries so long as the Permitted Transaction Condition is satisfied; provided that from and after the Fifth Amendment Effective Date, (i) the aggregate amount of consideration (excluding common equity interests of the Company) paid in respect of such Investments, together with (x) the aggregate amount of consideration paid in connection with an Acquisition made in reliance on clause (d) of the definition of “Restricted Investments” and (y) the aggregate amount of Investments made in reliance on clause (o) of the definition of “Restricted Investments” (excluding, in the case of clauses (x) and (y), the amount of such Acquisitions and Investments made using common equity of the Company), shall not exceed U.S. $200,000,000 from and after the Fifth Amendment Effective Date and (ii) in the case of any such Investment in which the aggregate amount to be invested is greater than U.S. $100,000,000, the Company shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to such Investment, a certificate confirming pro forma compliance with the Permitted Transaction Condition”.

(c)    The definition of “Secured Parties” is amended as follows:
“Secured Parties” means, collectively, the Lenders, the Administrative Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and each other holder of Secured Obligations.
(d)    The definition of “Security Agreement” is amended as follows:
“Security Agreement” is defined in Section 6.20(a) hereof.
(e)    The definition of “Security Requirement” is hereby deleted.
(f)    The definition of “Total Capitalization” is hereby deleted.
(g)    The definition of “Total Commitments” is amended by (A) replacing the phrase “One Billion Two Hundred Fifty Million Dollars (U.S. $1,250,000,000)” with “One Billion One Hundred Twenty-Five Million Dollars (U.S. $1,125,000,000)” and (B) replacing the phrase “the Fourth Amendment Effective Date” with the phrase “the Fifth Amendment Effective Date”.
(h)    The definition of “Unrestricted Subsidiaries” is amended by adding the following sentence at the end thereof: “Notwithstanding anything to the contrary herein, from and after the Fifth Amendment Effective Date, the Company shall not have the right to designate any Subsidiary as an Unrestricted Subsidiary and represents that no Unrestricted Subsidiary exists as of the Fifth Amendment Effective Date.”
(i)    Section 2.01(a) is amended to replace clause (i) of the proviso to the first sentence with the following clause: “(i) the Total Outstandings shall not exceed the Total Commitments in effect at such time, provided that (A) if the Step 1 Collateral Completion Date has not occurred by the Fifth Amendment Effective Date, the Total Outstandings shall also not exceed U.S. $750,000,000 until the earlier of the Step 1 Collateral Completion Date and the fifteenth (15th) day after the Fifth Amendment Effective Date, (B) if the Step 1 Collateral Completion Date has not occurred by such fifteenth (15th) day, from and after the sixteenth (16th) day after the Fifth Amendment Effective Date, the Total Outstandings shall also not exceed U.S. $500,000,000 until the earlier of the Step 1 Collateral Completion Date and the fifty-ninth (59th) day after the Fifth Amendment Effective Date, (C) if the Step 1 Collateral Completion Date has not occurred by such fifty-ninth (59th) day, from and after the sixtieth (60th) day following the Fifth Amendment Effective Date, the Total Outstandings shall also not exceed U.S. $300,000,000; and (D) each of the amounts in clauses (A), (B) and (C) (each of such amounts, the “Applicable Adjusted Total Commitments”) shall be reduced by U.S. $110,000,000 if the Permitted Securitization Financing Payoff has not occurred by such date”.
(j)    Section 2.02 is amended to add the following new clause (k):
“(k) Scotia Existing Letters of Credit. On and after the Fifth Amendment Effective Date, each Scotia Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder.”
(k)    Section 2.14 is amended to add the following new clause (e):

“(e) Notwithstanding anything to the contrary herein, from and after the Fifth Amendment Effective Date, the Company shall not have the right to designate any Subsidiary as a Designated Borrower and represents that (i) no Designated Borrower exists as of the Fifth Amendment Effective Date and (ii) there are no outstanding Obligations owed by any Designated Borrower as of the Fifth Amendment Effective Date, after giving effect to Amendment No. 5, dated as of [October 24], 2014, to this Agreement”.
(l)    Section 3.02 is amended as follows:
(i)    Clause (d) is amended as follows:
“[reserved]”
(m)    Section 5.07 is amended by adding the following sentence at the end thereof: “Notwithstanding the foregoing, in no event shall the proceeds of any Loan or Letter of Credit be used in violation of any applicable anti-corruption laws or Sanctions.”
(n)    Section 5.27 is hereby amended as follows:
“Section 5.27. Collateral Documents. The Collateral Documents, upon their due execution and delivery, will create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions necessary to perfect and protect the Liens in the Collateral created under and in the manner contemplated by the Collateral Documents and Section 6.20, perfected first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by the Loan Documents.”
(o)    Section 6.12 is amended as follows:
(i)    Clause (c) is amended to add the following proviso at the end thereof: “; provided that the aggregate amount at any time outstanding of all such Indebtedness incurred pursuant to this clause (c) from and after the Fifth Amendment Effective Date shall not exceed U.S. $100,000,000;”.
(ii)    Clause (e) is amended as follows:
“(e) (i) until the date that is 30 days after the Fifth Amendment Effective Date, Indebtedness not to exceed U.S. $110,000,000 in respect of the Permitted Securitization Financing (it being understood and agreed that the Permitted Securitization Financing Payoff shall occur within 30 days of the Fifth Amendment Effective Date and that the Permitted Securitization Financing shall be subject to Section 2.01 until such payoff occurs) and (ii) AUD 30,000,000 in respect of the Portman Limited Facility.

(iii)    Clause (h) is amended as follows:
“(h) Contingent Obligations in respect of Indebtedness otherwise permitted under this Section 6.12 (excluding, for the avoidance of doubt, guarantees by any Restricted Subsidiary of any obligations of the Company other than pursuant to the Loan Documents)”.
(iv)    Clause (i) is amended as follows:
“(i) Indebtedness incurred in connection with any sale/leaseback transaction; provided, that such Indebtedness incurred from and after the Fifth Amendment Effective Date shall be in an aggregate amount not to exceed U.S. $100,000,000 at any time outstanding.”
(v)    Clause (j) is amended as follows:
“(j) Indebtedness of Non-Guarantor Subsidiaries (i) listed on Schedule 6.12, or (ii) not otherwise permitted by this Section; provided that the aggregate amount at any time outstanding of all such Indebtedness referenced in this subclause (ii) shall not exceed U.S. $75,000,000”.

(vi)    Clause (k) is amended as follows:
“(k)    unsecured Indebtedness of the Company and the Guarantors not otherwise permitted by this Section; provided that from and after the Fifth Amendment Effective Date, (i) immediately after giving effect to such Indebtedness, the Company shall be in pro forma compliance with the financial covenant set forth in Section 6.18(b) and (ii) no such Indebtedness in excess of U.S. $25,000,000 shall be incurred unless both the Step 1 Collateral Completion Date and the Step 2 Collateral Completion Date shall have occurred”.

(p)    Section 6.13 is amended as follows:
(i)    Clause (c) is amended by replacing the phrase “Closing Date” with “Fifth Amendment Effective Date” in each instance where such phrase appears therein.
(ii)    Clause (i) is amended by replacing the word “a” with the word “the” where it appears therein.
(iii)    Clause (j) is amended to replace the amount “U.S. $50,000,000” contained therein with the amount “U.S. $25,000,000”.
(iv)    Clause (k) is amended as follows:
“(k) Liens on the assets of Non-Guarantor Subsidiaries securing Indebtedness of Non-Guarantor Subsidiaries permitted under Section 6.12(j)”.

(v)    The proviso at the end thereof is amended by replacing the phrase “the Security Requirement, whether or not the Security Requirement is then in effect” with the phrase “Section 6.20”.
(q)    Section 6.14 is amended as follows:
(i)    Clause (c) is amended as follows:
“(c) the sale, transfer, lease, or other disposition of Property (i) of any Loan Party to another Loan Party, (ii) of any Subsidiary that is not a Loan Party to any Loan Party, (iii) of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, provided that if the transferor under this clause (iii) is a Wholly-Owned Subsidiary, the transferee shall also be a Wholly-Owned Subsidiary, and (iv) of any Loan Party to any Wholly-Owned Subsidiary that is not a Loan Party, provided that if such transaction under this clause (iv) constitutes an Investment, such transaction is permitted under clause (k) of the definition of “Restricted Investments”.

(i)    Clauses (e), (f) and (g) are each amended to read as follows:

“[reserved]”.
(ii)    Clause (k) is hereby amended by adding “(k),” immediately following the phrase “permitted by clauses (f),” therein.
(iii)    Clause (m) is amended as follows:
“(m) the sale, transfer, lease, or other disposition of Property of the Company or any Restricted Subsidiary, in any single transaction or series of related transactions, which are not sales, transfers, leases, or disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole; provided that (i) the Company shall be in pro forma compliance with Section 6.18 hereof and in the case of any sale, lease, transfer or other disposition in excess of U.S. $100,000,000 shall deliver to the Administrative Agent at least 3 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to any such transaction a certificate confirming such pro forma compliance with Section 6.18, (ii) no sale, transfer, lease or other disposition of iron ore assets in the United States or any Equity Interests in Joint Ventures or any other Person holding such iron ore assets in the United States shall be permitted under this clause (m) (other than the sale of the assets or the common stock of Cliffs Erie) and (iii) no sale, transfer, lease or other disposition of Property under this clause (m) shall be permitted if after giving effect thereto, Liens on any then-remaining existing Collateral will have to be released in order for CNTA Covered Indebtedness to be within the CNTA Basket (assuming for purposes of this determination that all such CNTA Covered Indebtedness was incurred at such time)”.

(r)    Section 6.16(a) is amended by inserting the following immediately before the period:
“or (iii) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) of any Bonds or any unsecured Indebtedness of any Company or any Subsidiary under Section 6.12(k) (actions described in this clause (iii), “Junior Debt Prepayments”)”.
(s)    Section 6.16(b) is amended by (i) deleting the phrase “prior to December 31, 2015” where it appears in the first proviso of clause (y) thereof and (ii) inserting the following proviso immediately before the period:
“; provided, that amounts described in clause (i) and this clause (ii)(y) may only be paid if after giving effect to any such Restricted Payment under that the Company shall have Liquidity of at least $400,000,000 after giving pro forma effect to such Restricted Payment and (iii) no Junior Debt Prepayments may be made unless after giving effect to any such Junior Debt Prepayment, the Company shall have Liquidity of at least $400,000,000”.
(t)    Section 6.18 is amended as follows:
(i)    Clause (a) is amended in its entirety to read as follows:
“Senior Secured Leverage Ratio.  The Company shall not, as of the last day of each fiscal quarter of the Company, commencing with the fiscal quarter ending September 30, 2014, permit the Senior Secured Leverage Ratio to be more than 3.50x to 1.00.”
(ii)    Clause (b) is amended by inserting the following proviso immediately before the period:

“provided that following the Step 2 Collateral Completion Date, the Company shall not, as of the last day of each fiscal quarter of the Company, permit the Interest Coverage Ratio at such time to be less than 2.00x to 1.00”.
(u)    Section 6.20 is amended in its entirety as follows:
“6.20 Covenant to Give Security; Further Assurances.
(a) Within 60 days of the Fifth Amendment Effective Date, the Company shall, and shall cause each other Loan Party to (a) deliver, at the Company’s expense, a security agreement, substantially in the form of Exhibit J, and which shall provide among other things that the Obligations secured by Principal Property or Principal Subsidiary Interests (together with any other CNTA Covered Indebtedness) shall not exceed, at any time that any CNTA Covered Indebtedness is incurred, the CNTA Limit at such time so as to not require any Bonds to be equally and ratably secured with the Secured Obligations (as amended, restated, modified or supplemented from time to time pursuant to the terms thereof, the “Security Agreement”), duly executed by the Company and each Loan Party, pursuant to which each Loan Party shall grant a valid and perfected first-priority (subject to Permitted Liens) security interest in (1) accounts receivable, equipment, inventory and other personal property of the Loan Parties, in each case in which security interests may be perfected by the filing of a financing statement under the UCC in the central filing office of the state where the applicable Loan Party is located, subject to customary exclusions specified in the Security Agreement, (2) the equity interests owned by any Loan Party in all Material Subsidiaries (other than any Disregarded Domestic Subsidiary) of the Company and (3) the equity interests owned by any Loan Party in all Material Foreign Subsidiaries and all Material Subsidiaries which are Disregarded Domestic Subsidiaries of the Company, limited to 65% of the voting equity interests and 100% of the non-voting interests in such Material Foreign Subsidiaries and such Disregarded Domestic Subsidiaries (in each case, only to the extent that such grant under clause (3) would not give rise to any adverse tax consequence under Section 956 of the Code), together with:
(i)    to the extent applicable, certificates and instruments representing the equity interests referred to therein accompanied by undated stock powers or instruments of transfer executed in blank,
(ii)    financing statements in form appropriate for filing in the central filing office of the state where each applicable Loan Party is located under the applicable Uniform Commercial Code in order to perfect the Liens created under the Security Agreement (but in any event excluding filing of financing statements with respect to as-extracted collateral, timber to be cut, fixture filings, or any other filings in any office where a mortgage on real property would be filed or recorded), covering the Collateral described in the Security Agreement,
(iii)    certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state jurisdictions in which any Loan Party is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens),
(iv)    a Perfection Certificate duly executed by each of the Loan Parties, and
(v)    a customary legal opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to (1) due authorization, delivery, execution and enforcement of the Loan Documents by each Loan Party (to the extent not covered by legal opinions previously provided to the Administrative Agent), (2) filing perfection under the UCC of the Collateral described in the Security Agreement and perfection under the UCC of the pledge of equity interests described in the Security Agreement and (3) such other matters as the Administrative Agent may reasonably request.
(b)    Within 60 days following the Fifth Amendment Effective Date, the Company shall, and shall cause each other Loan Party to (a) duly execute and deliver to the Administrative Agent such ancillary documents to the Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, as are necessary to grant the Administrative Agent a first-priority (subject to Permitted Liens) security interest in all of the Intellectual Property of the Company and each other Loan Party pledged under the Security Agreement and authorize the Administrative Agent to file the same in the United States Patent and Trademark Office or the United States Copyright Office; and (b) take any actions (including, without limitation, entering into one or more account control agreements) necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable UCC) with respect to each Deposit Account and Securities Account (each as defined in the UCC) of the Company and each other Loan Party, other than Excluded Accounts (as defined in the Security Agreement).
(c)    Within 180 days of the Fifth Amendment Effective Date (subject to up to three 30-day extensions as the Administrative Agent may agree, such agreement not to be unreasonably withheld, delayed or conditioned) in the case of Material Real Property in which a Loan Party owns an interest, the Company shall, and cause each Loan Party to, provide, or, in the case of any Material Real Property in which a Loan Party has a leasehold interest where the terms of the lease of such leased real property (or applicable state law, if such lease is silent on the issue) prohibit a mortgage thereof, the Company shall, and cause each Loan Party to, use commercially reasonable efforts to cause the landlord to allow and if so allowed (without, for the avoidance of doubt, subjecting the Loan Parties or their properties to undue burden or expense in relation to the collateral value represent by such real property), shall provide the Administrative Agent with, (a) a Mortgage for each Material Real Property, duly executed by the appropriate Loan Party, together with evidence that (1) counterparts of the Mortgages have been (i) duly executed, acknowledged and delivered and (ii) properly filed in all filing or recording offices that the Administrative Agent reasonably deems necessary or desirable in accordance with customary practices for real property interests of such type and for such location in order to create a valid first (subject to Permitted Liens) and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and (2) all filing, documentary, stamp, intangible and recording taxes and fees have been paid, the delivery of a copy of a recorded Mortgage being sufficient evidence to satisfy the requirements of this clause (a), (b) with respect to any Building (as defined in the applicable Flood Insurance Laws) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Laws) comprising part of a Material Real Property that is a Flood Hazard Property, (1) the Company’s written acknowledgement of receipt of written notification from the Administrative Agent as to the fact that such asset is a Flood Hazard Property and as to whether the community in which such Material Real Property is located is participating in a National Flood Insurance Program and (2) evidence of flood insurance in form and substance reasonably satisfactory to the Administrative Agent not to exceed the maximum amount available under the Flood Insurance Laws, and (c) customary opinions of counsel to the Loan Party mortgagor with respect to the extent applicable to the perfection, enforceability, due authorization, execution and delivery of the applicable Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; provided, that such Mortgages, to the extent encumbering a Principal Property, shall provide that the Obligations secured by Principal Property or Principal Subsidiary Interests (together with any other CNTA Covered Indebtedness) shall not exceed, at any time that any CNTA Covered Indebtedness is incurred, the CNTA Limit at such time so as to not require any Bonds to be equally and ratably secured with the Secured Obligations.”
(d)    In the event that the Company or any Restricted Subsidiary forms or acquires any other Restricted Subsidiary that is a Material Subsidiary on or after the Fifth Amendment Effective Date, the Company shall cause such Material Subsidiary to comply with the requirements of clauses (a)–(c) of this Section 6.20 applicable to it; provided, that for purposes of the requirements of this Section 6.20(d), (1) all references to the Fifth Amendment Effective Date in clauses (a)–(c) shall be deemed to refer to the date of formation or acquisition of such Material Subsidiary, (2) the reference to the Security Agreement in clause (a) shall be deemed to be a reference to a Security Agreement Supplement (as defined in the Security

Agreement) and (3) the Company shall cause such Material Subsidiary to comply with the requirements of clause (a) within 30 days of the date of formation or acquisition of such Material Subsidiary.
(e)    In the event that any Loan Party acquires or leases any Material Real Property on or after the Fifth Amendment Effective Date, the Company shall cause such Loan Party to comply with the requirements of clause (c) of this Section 6.20; provided that the reference to the Fifth Amendment Effective Date in such clause (c) shall be deemed to be a reference to the date of acquisition of such Material Real Property.
(v)    Article 6 is further amended by adding a new Section 6.21 at the end thereof as follows:
“6.21 Limitation on Assets and Operations of Specified JV Holdcos. The Company shall not permit any Specified JV Holdco to engage in any business activities or have any assets or liabilities other than (a) its ownership and acquisition of Equity Interests in the applicable joint venture (or any other entity holding an ownership interest in such joint venture), together with activities directly related thereto, (b) actions required by law to maintain its existence and (c) activities incidental to its maintenance and continuance and to the foregoing activities.
(w)    Section 7.01 is amended to add the following new clause (l):
“(l)    any Collateral Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender), or any grantor, pledgor or mortgagor thereunder or any Loan Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under any Collateral Document”.
(x)    Section 7.02 is amended to add the following sentence at the end thereof:
“In addition, if any Event of Default other than those described in subsection (j) or (k) of Section 7.01 hereof occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.”
(y)    Section 7.03 is amended to add the following sentence at the end thereof:
“In addition, if any Event of Default described in subsections (j) or (k) of Section 7.01 occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.”
(z)    Section 9.09(b) is amended by deleting the phrases “at any time after the satisfaction of the Security Requirement,” and “at any time after the Security Requirement has been satisfied,” where they appear therein.
(aa)    Section 10.01 is amended to restyle the current clause (h) as clause (i) and to add the following language as clause (h):
“(h)    Treatment of Obligations. For purposes of determining withholding Taxes imposed under FATCA, from and after the Fifth Amendment Effective Date, the Company and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Obligations as not qualifying as a “grandfathered obligation” within the meaning of Section 1.1471-2(b)(2)(i) of the United States Treasury Regulations”.
(bb)    Section 10.13 is amended by adding the following sentence at the end thereof:

“The foregoing costs and expenses shall include all search, filing and recording charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent.”
(cc)    A new Section 10.26 is hereby added to read as follows:
“Section 10.26. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guaranty in respect of all Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.26, or otherwise under the Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations are paid in full, all Letters of Credit are terminated and no further Commitment remains in effect. Each Qualified ECP Guarantor intends that this Section 10.26 constitute, and this Section 10.26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.”
(dd)    A new Section 10.27 is hereby added to read as follows:
“Section 10.27. Release of Collateral. No amendment or waiver of any Loan Document shall, without the written consent of each Lender, release all or substantially all of the Collateral in any transaction or series of related transactions.”
(ee)    The Company hereby, effective on the Fifth Amendment Effective Date, irrevocably reduces the Total Commitments from U.S. $1,250,000,000 to U.S. $1,125,000,000 by replacing Schedule 1(a) of the Credit Agreement, in its entirety, with Schedule 1 attached hereto.
(ff)    Schedule 2.02 attached hereto shall be added to the Credit Agreement as Schedule 2.02 thereto.
(gg)    Schedule 6.12 attached hereto shall be added to the Credit Agreement as Schedule 6.12 thereto.
(hh)    Schedule 6.13 shall be replaced in its entirety by Schedule 6.13 attached hereto.
(ii)    Schedule 6.15 is amended to revise the heading of item 2 thereof to: “Existing Investments in the following Joint Ventures:”.
(jj)    Schedule 6.15(B) – Existing Joint Ventures attached hereto shall be added to the Credit Agreement as Schedule 6.15(B) thereto.
(kk)    Exhibit J attached hereto shall be added to the Credit Agreement as Exhibit J thereto.
SECTION 3.    Representations of Company. The Company represents and warrants that, after giving effect to this Amendment, (i) each of the representations and warranties of the Loan Parties set forth in the Credit Agreement and in the other Loan Documents will be true and correct in all material respects on and as of the Fifth Amendment Effective Date (except to the extent the same expressly relate to an earlier date with respect to which such representations and warranties shall be true and correct in all material respects as to such earlier date) and (ii) no Default or Event of Default will have occurred and be continuing on such date.

SECTION 4.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
SECTION 5.    Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
SECTION 6.    Effectiveness. This Amendment shall become effective on the date (“Fifth Amendment Effective Date”) when the Administrative Agent shall have received:
(a)    from each of the Company, the Guarantors and Lenders comprising the Required Lenders a counterpart hereof signed by such party; and
(b)    an amendment fee for the account of each Lender and such other fees as have been heretofore mutually agreed in writing; and
(c)    the Company shall have paid all reasonable out-of-pocket expenses of the Administrative Agent invoiced to it at least two Business Days prior to the Fifth Amendment Effectiveness Date.
Provided, that upon the occurrence of the Fifth Amendment Effective Date the amendment provided herein to Section 6.18(a) of the Credit Agreement shall be deemed to have been made with effect as of September 30, 2014.
SECTION 7.    Guarantor Acknowledgement, Consent and Ratification. Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the Amendment. Each Guarantor hereby confirms that (a) each Loan Document to which it is a party or by which it is otherwise bound will continue to guarantee, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all “Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document), (b) each of the Loan Documents to which it is a party or by which it is otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment and (c) each of the Prior Amendments is hereby ratified in all respects.
Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to any amendments or waivers of the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any amendments or waivers of the Credit Agreement.
SECTION 8.    Designated Borrower Termination. Each party hereto hereby agrees that each of the Designated Borrowers’ status as such is hereby terminated, and such Designated Borrowers are released from all obligations and liabilities under the Loan Documents. The Administrative Agent hereby agrees that the notice from the Company required in Section 2.14(d) is waived.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CLIFFS NATURAL RESOURCES INC.
By:	/s/ Terrance M. Paradie
Name: Terrance M. Paradie
Title: Executive Vice President, Chief Financial Officer and Treasurer

By:	/s/ James D. Graham
Name: James D. Graham
Title: Vice President, Chief Legal Officer and Secretary

GUARANTORS

NORTHSHORE MINING COMPANY
CLIFFS SALES COMPANY
CLIFFS MINNESOTA MINING COMPANY CLIFFS NORTH AMERICAN COAL LLC SILVER BAY POWER COMPANY
CLIFFS EMPIRE, INC.
CLIFFS TIOP, INC.
CLIFFS LOGAN COUNTY COAL, LLC
CLIFFS WEST VIRGINIA COAL INC.
UNITED TACONITE LLC
PINNACLE MINING COMPANY, LLC
OAK GROVE RESOURCES LLC
TONEY’S FORK LAND, LLC
SOUTHERN EAGLE LAND, LLC
CLIFFS TIOP HOLDING, LLC
CLIFFS EMPIRE HOLDING, LLC

By:	/s/ Terrance M. Paradie
Name: Terrance M. Paradie
Title: Vice President and Treasurer
THE CLEVELAND-CLIFFS IRON COMPANY
By:	/s/ Terrance M. Paradie
Name: Terrance M. Paradie
Title: Treasurer

CLF PINNOAK LLC
By:	/s/ Terrance M. Paradie
Name: Terrance M. Paradie
Title: Senior Vice President, Chief Financial Officer and Treasurer

CLIFFS MINING COMPANY CLIFFS PICKANDS HOLDING, LLC CLIFFS MINING HOLDING, LLC CLIFFS MINING HOLDING SUB COMPANY
By:	/s/ Terrance M. Paradie
Name: Terrance M. Paradie
Title: Executive Vice President, Chief Financial Officer and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Marc Ahlers
Name: Marc Ahlers
Title: Vice President

If second signature is required:
By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Marc Ahlers
Name: Marc Ahlers
Title: Vice President

If second signature is required:
By:
Name:
Title:

Citibank, N.A.
By:	/s/ David Jaffe
Name: David Jaffe
Title: Vice President

If second signature is required:
By:
Name:
Title:

PNC BANK NATIONAL ASSOCIATION
By:	/s/ Joseph G. Moran
Name: Joseph G. Moran
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Mark Irey
Name: Mark Irey
Title: Vice President

FIFTH THIRD BANK
By:	/s/ Martin H. McGinty
Name: Martin H. McGinty
Title: Vice President

If second signature is required:
By:
Name:
Title:

Mizuho Bank, Ltd.
By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

CITIZENS BANK, N.A.
By:	/s/ Carl S. Tabacjar, Jr.
Name: Carl S. Tabacjar, Jr.
Title: Vice President

If second signature is required:
By:
Name:
Title:

Bank of Montreal, Chicago Branch
By:	/s/ Yacouba Kane
Name: Yacouba Kane
Title: Vice President

If second signature is required:
By:
Name:
Title:

COMMONWEALTH BANK OF AUSTRALIA
By:	/s/ Nicholas Rees
Name: Nicholas Rees
Title: Director

WELLS FARGO BANK, N.A.
By:	/s/ Michael Thomas
Name: Michael Thomas
If second signature is required:
By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION
By:	/s/ Suzannah Valdivia
Name: Suzannah Valdivia
Title: Vice President

THE HUNTINGTON NATIONAL BANK
By:	/s/ Lori Cummins
Name: Lori Cummins
Title: Vice President

CIBC Inc.
By:	/s/ Robert Robin
Name: Robert Robin
Title: Authorized Signatory

If second signature is required:
By:	/s/ Dominic Sorresso
Name: Dominic Sorresso
Title: Authorized Signatory

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:	/s/ Blake Wright
Name: Blake Wright
Title: Managing Director

By:	/s/ James Austin
Name: James Austin
Title: Vice President

HSBC Bank USA, N.A.
By:	/s/ Frank M Eassa
Name: Frank M Eassa
Title: Vice President

If second signature is required:
By:
Name:
Title:

Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
By:	/s/ Eric Otieno
Name: Eric Otieno
Title: Vice President

Sumitomo Mitsui Banking Corporation
By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

If second signature is required:
By:
Name:
Title:

THE BANK OF NOVA SCOTIA
By:	/s/ Rafael Tobon
Name: Rafael Tobon
Title: Director

If second signature is required:
By:
Name:
Title:

WESTPAC BANKING CORPORATION
By:	/s/ Richard Yarnold
Name: Richard Yarnold
Title: Senior Relationship Manager Corporate & Institutional Banking

If second signature is required:
By:
Name:
Title:

MUFG Union Bank, N.A.
By:	/s/ Eric Otieno
Name: Eric Otieno
Title: Vice President